Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. announced net income of $2.0 million for the quarter ended March 31, 2008 compared to $2.2 million during the quarter ended March 31, 2007, a decrease of 9%. Diluted earnings per share were $0.25 for the quarter compared to $0.28 for 2007, a decrease of 11%. On April 15, 2008, the company also announced its second quarter dividend of $0.09 per share to be paid on June 2, 2008 to shareholders of record as of May 12, 2008. The quarterly dividend represents a 12.5% increase over the 2007 dividend rate.

The decrease in net income resulted primarily from a decrease in net-interest income, an increase in the provision for loan losses and an increase in non-interest expenses, partially offset by an increase in non-interest income and a decrease in the bank’s effective tax rate.

Net interest income for the quarter ended March 31, 2008 amounted to $9.9 million, representing a $120 thousand decrease from the same period in 2007. Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.10% for the quarter ended March 31, 2008 compared to 4.29% and 4.53% for the quarters ended December 31, and March 31, 2007, respectively. The decrease in margin resulted from asset yields repricing downward due to recent rate reductions in the market, while deposit and funding costs have repriced downward at a slower rate due to the current credit markets, and a highly-competitive marketplace for deposits. Non-interest income was $2.4 million for the quarter ended March 31, 2008, an increase of $319 thousand or 15% over the same period in 2007. The growth resulted primarily from increases of $42 thousand in investment-advisory fees and $240 thousand in deposit-service fees. Non-interest expense amounted to $9.0 million for the quarter ended March 31, 2008 compared to $8.5 million for the same period in 2007, an increase of 6%. The increases were predominantly in advertising, consulting expenses related to process improvements, and increased FDIC insurance premium rates.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $317 thousand for the quarter ended March 31, 2008 compared to $83 thousand in the first quarter of 2007. The increased provision is primarily due to loan growth during the quarter. Net recoveries were $24 thousand during the quarter. The allowance for loan losses to total loans ratio was 1.61% at March 31, 2008 compared to 1.62% at December 31, 2007.

Total loans increased 3% since December 31, 2007, amounting to $860.7 million at March 31, 2008. Total assets were $1.087 billion at March 31, 2008 as compared to $1.058 billion at December 31, 2007, an increase of 3%. Total deposits, excluding brokered deposits, were $853.2 million at March 31, 2008 and $798.1 million at December 31, 2007, an increase of 7%. Brokered deposits amounted to $52.4 million and $70.7 million on those respective dates. Investment assets under management were $532.7 million at March 31, 2008 compared to $573.6 million at December 31, 2007, a decrease of 7%. The decrease is primarily attributable to off balance sheet sweep accounts migrating to other higher yielding alternatives, including on balance sheet deposit products, as the yields on the sweep accounts have declined recently as short-term treasury yields have declined. Total assets under management were $1.645 billion at March 31, 2008 as compared to $1.652 billion at December 31, 2007.

The bank continues to make significant investments in human resources, learning and development, technology, marketing, facilities, and customer-focused process improvements. We feel these initiatives give us a definite advantage as we continue to grow. Enterprise is committed to our vision of long-term strategic growth and active involvement in the communities we serve.

We are pleased to announce the recent election of Michael T. Putziger to the Board of Directors. Mr. Putziger is Vice Chairman of Winn Companies, a private real estate development company that has strong business ties throughout Massachusetts and Southern New Hampshire. Michael is a very highly-regarded attorney, businessman and entrepreneur. Michael’s experience in banking (he has served on several bank boards), and his keen sense of long-term strategic planning and corporate strategy will be great assets to our Board as we grow and expand into new markets. The Board is confident that Michael will be a valuable contributor as we position Enterprise to take advantage of the many opportunities that lie ahead.

Numerous bankwide initiatives were launched during the first quarter. Since the bank’s inception, we have made a significant commitment to servicing the unique financial needs of the non-profit community. Throughout our market, nonprofits play a vital role in our joint effort to create strong, vibrant and prosperous communities. On February 14, we announced the establishment of Enterprise Bank’s Non-Profit Collaborativesm (NPC). The NPC provides local organizations with access to skilled specialists and trusted advisors, programs, information, meeting space and financial services designed specifically for nonprofits. To date, we have hosted two successful NPC seminars, one in March on branding, and a second, in April, on financial planning and investment issues. On May 20, we will host a human resources program, and plan additional seminars throughout the fall on corporate governance and legal issues,  grant writing and fundraising. All seminars are free-of-charge and should you have an interest in the NPC, please contact the bank and we will include you on our mailing list. A second new initiative involves the establishment of our virtual bank, “Enterprise Bank Direct.”  EB Direct has been designed for those customers who prefer to do a majority of their personal banking using online products and services. We now offer three new products exclusively through our EB Direct site, and accounts can be opened and managed online. Customers benefit from no-fee online banking, bill-pay capabilities and e-Statements. Please contact Martha Szabo at 978-656-5624, should you have any questions concerning this new service.

We are grateful for the favorable reaction we have received to our 2007 Annual Report. As a reminder, in preparation for our 2008 Annual Meeting, proxy materials were mailed recently to all shareholders. We appreciate your efforts to vote all proxy ballots promptly. Our May 6 Annual Meeting will be held at the Boston University Conference Center in Tyngsboro, MA. The meeting presents a special opportunity for us to speak with our shareholders concerning plans for Enterprise Bank’s future growth and profitability, and to express our appreciation for your loyal support. We hope you are able to join us on May 6 at 4 pm.

Sincerely,

George L. Duncan	John P. Clancy, Jr.	Richard W. Main

Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)

	For the three months ended March 31,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2008	2007
Net interest income	$9,916	$10,036
Provision for loan losses	317	83
Net interest income after provision for loan losses	9,599	9,953
Non-interest income	2,397	2,078
Non-interest expense	9,031	8,520
Income before income taxes	2,965	3,511
Income tax expense	948	1,289
Net Income	$2,017	$2,222

Basic earnings per share	$0.25	$0.29
Diluted earnings per share	$0.25	$0.28
Basic weighted average common shares outstanding	7,937,988	7,747,985
Diluted weighted average common shares outstanding	7,980,505	7,879,334

CONDENSED CONSOLIDATED BALANCE SHEETS	March 31, 2008	December 31, 2007	March 31, 2007
Cash and cash equivalents	$41,033	$32,718	$46,686
Investment securities at fair value	145,140	145,517	129,354
Loans, net of allowance for loan losses	846,776	820,274	767,258
Other assets	54,518	59,157	51,656
Total assets	$1,087,467	$1,057,666	$994,954

Deposits	$905,587	$868,786	$881,549
Borrowed funds	72,589	81,429	15,168
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	9,885	9,614	7,838
Total stockholders’ equity	88,581	87,012	79,574
Total liabilities and stockholders’ equity	$1,087,467	$1,057,666	$994,954

	At or for the three months ended	At or for the year ended	At or for the three months ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	March 31, 2008	December 31, 2007	March 31, 2007
Balance Sheet Items:
Total assets	$1,087,467	$1,057,666	$994,954
Loans serviced for others	24,998	20,826	21,163
Investment assets under management	532,687	573,608	513,261
Total assets under management	$1,645,152	$1,652,100	$1,529,378

Book value per share	$11.13	$11.00	$10.24
Dividends per common share	$0.09	$0.32	$0.08
Allowance for loan losses to total loans	1.61%	1.62%	1.68%
Non-performing loans to total loans	0.69%	0.47%	0.38%

Income Statement Items (annualized):
Return on average assets	0.77%	0.99%	0.93%
Return on average stockholders’ equity	9.25%	12.11%	11.54%
Net interest margin (tax equivalent)	4.10%	4.40%	4.53%